Exhibit 99

NEWS RELEASE

Thomas E. Rathjen Vice President, Investor Relations 561-989-5800 | www.nabi.com

FOR IMMEDIATE RELEASE

Nabi Biopharmaceuticals Reports Third Quarter 2006 Revenue and Cash Flow Results

- Strategic Initiatives Advance During Third Quarter -

Boca Raton, FL, October 25, 2006 - Nabi Biopharmaceuticals (NASDAQ: NABI) announced today that revenues, including revenues from PhosLo® (calcium acetate) which will be reported as discontinued operations beginning in the third quarter of 2006, were $26.4 million for the third quarter of 2006 compared to $30.5 million in the third quarter of 2005. Nabi-HB® [Hepatitis B Immune Globulin (Human)] revenues were lower as the company continues to negotiate the terms of a supply contract with one of its product distributors. Cash, cash equivalents and marketable securities were $64.9 million at the end of the third quarter of 2006. During the third quarter of 2006, cash used in operating activities was $4.3 million compared to $18.4 million used in operating activities during the comparable 2005 quarter. Importantly, this represents a 63% improvement from the second quarter of 2006 and an 81% improvement from the 2006 first quarter as the company continues to focus on reducing its cash burn rate.

The company also announced today that in light of current public company focus on stock option practices, as well as questions raised by certain shareholders about its 2006 equity grants, the audit committee of the board of directors initiated a voluntary review of its historical and current year equity grant programs and the accounting for these programs. The audit committee has engaged an independent outside law firm to assist in this review. The governance review for 2006 equity grants has been completed and no fraud, back dating or spring loading issues were identified. The governance review for years prior to 2006 and the accounting review for all periods are ongoing and the company is working toward completing the review shortly. The company’s complete third quarter financial results will be issued after completion of these reviews.

“We are extremely pleased at the value-building events we have been able to achieve for our shareholders in recent months,” said Thomas H. McLain, chairman, chief executive officer and president, Nabi Biopharmaceuticals. “The agreement to sell PhosLo to Fresenius is expected to provide us with a significant cash infusion in the fourth quarter. At closing we will receive $65 million. We also expect to receive up to $10 million in milestone payments during the fourth quarter. During the third quarter we have continued to significantly reduce our cash burn rate. The sale of PhosLo will allow us to make further reductions in selling, general and administration expenses. When these accomplishments are combined with a successful partnering of our vaccine development programs which we are pursuing, we will be well positioned to focus our resources and energies on advancing our most promising pipeline programs. The recent completion of enrollment for the NicVAX Phase IIB “proof-of-concept” clinical trial three months ahead of schedule is a demonstration of our ability to execute on the key milestones we have established for these programs.”

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Nabi Biopharmaceuticals Reports Third Quarter 2006 Revenue and Cash Flow Results

“We continue taking actions to build value in our core business. In the third quarter, we announced that we acquired exclusive world-wide rights to a novel hyperimmune immunoglobulin extraction technology [yield-enhancing plasma purification technology] from ProMetic Life Sciences for its use in the production of our hyperimmune products under development, including Civacir and Altastaph. This and other efforts will advance in 2007. Clearly, the last 12 months have been some of the most challenging in our history. Working together, the board of directors, management and our outside advisors are committed to executing on a business plan that is sustainable and will advance the development of important new product opportunities. These efforts are expected to create value for our shareholders either directly or in the context of a strategic transaction. We will continue to work diligently toward executing on this plan, while we also pursue and evaluate other strategic alternatives,” stated Mr. McLain.

Advancing Strategic Initiatives

On September 27, 2006, Nabi Biopharmaceuticals announced it had retained Banc of America Securities LLC to assist with its exploration of the full range of strategic alternatives available to the company to further enhance shareholder value. While the company continues to focus on executing its business plan to create shareholder value, management and the board of directors are also moving forward with the exploration of strategic alternatives. If these efforts determine that greater shareholder value can be achieved through the implementation of one or more strategic alternatives, including joint ventures, strategic alliances, and the sale or merger of all or part of the company, the company will pursue those alternatives. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions.

Earlier this year, Nabi Biopharmaceuticals established three strategic objectives – optimizing value from operations, building incremental value through partnerships and alliances and developing proof-of-concept evidence for our key pipeline programs. Listed below are recent accomplishments and future milestones directly aligned with these objectives:

Strategic Goal Review

Accomplishment	Related Objective	Strategic Significance
Agreement to sell PhosLo to Fresenius	Optimizes value from operations.	Strengthens balance sheet, allows greater focus on core business and reduces ongoing SG&A expenses.

Completion of enrollment of Phase IIB “proof-of-concept” clinical trial for NicVAX® (Nicotine Conjugate Vaccine)	Develops proof-of-concept evidence for key pipeline programs.	Data early Q2 2007. Trial will identify optimal formulation of NicVAX and allow us to attract a strategic partner with more favorable financial terms.

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Nabi Biopharmaceuticals Reports Third Quarter 2006 Revenue and Cash Flow Results

Blood Products Advisory Committee’s recommendation to Food and Drug Administration for approval of Nabi-HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] in the U.S.	Optimizes value from operations.	Supports approval of indication for a key marketed product that has been granted Orphan Drug Designation.

Acquisition of exclusive rights to novel plasma fractionation technology from ProMetic Life Sciences	Optimizes value from operations.	Expected to reduce manufacturing costs while increasing the production capacity and margin for promising product candidates.

Milestone Update

Product/Product Candidate	Upcoming Milestone(s)	Expected Timing
PhosLo	Close PhosLo sale transaction	Q4 2006

Nabi-HB Intravenous for liver transplant indication	U.S. approval	Q4 2006*

Civacir® [Hepatitis C Immune Globulin (Human)]	Initiate Phase II proof-of-concept trial	Q4 2006

NicVAX	Execute Phase IIB proof-of-concept trial	Data expected in early Q2 2007

NicVAX	Development partnership and/or external funding	H1 2007

HEBIG™ [Hepatitis B Immune Globulin (Human) Intravenous]	European Approval	2007*

Multi-Valent StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine)	With partner, initiate Phase II or Phase III study	2007

Multi-Valent Altastaph® [Staphylococcus aureus Immune Globulin Intravenous (Human)]	With outside funding, initiate Phase II “proof-of-concept” study	2007

ATG-Fresenius S in solid organ transplant patients	Data from Phase III trial	H2 2008

*	expected timing based on regulatory approval which is beyond company control

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Nabi Biopharmaceuticals Reports Third Quarter 2006 Revenue and Cash Flow Results

Review of Operations

Revenue

Biopharmaceutical Sales

PhosLo® (calcium acetate). During the third quarter of 2006, PhosLo revenues were $6.8 million compared to $8.1 million for the third quarter of 2005. The decrease in revenues was due to the deferral of $1.9 million of third quarter 2006 revenues associated with the announced divestiture of this product. Revenues from PhosLo will be reported as discontinued operations beginning in the third quarter of 2006.

Nabi-HB® [Hepatitis B Immune Globulin (Human)]. Sales of Nabi-HB were $6.8 million for the third quarter of 2006 compared to $10.8 million for the third quarter of 2005. During the third quarter of 2006, patient demand for Nabi-HB remained above prior year levels. However, Nabi-HB revenue decreased from prior year levels because of inventory reductions at a significant customer while supply contract negotiations are concluded. As a result, we shipped a minimal amount of Nabi-HB to that customer.

Other biopharmaceutical products. Other biopharmaceutical products primarily include Aloprim™ (allopurinol sodium) for Injection and intermediate products manufactured in our plant. We also perform contract manufacturing for others. Other biopharmaceutical products sales for the third quarter of 2006 were $0.6 million, compared to $1.0 million in the third quarter of 2005.

Antibody Sales

Total antibody sales for the third quarter of 2006 were $12.2 million compared to $10.6 million for the third quarter of 2005.

Specialty antibody sales. Specialty antibody sales totaled $6.3 million in the third quarter of 2006 compared to $4.2 million in the third quarter of 2005, primarily reflecting increased sales of anti-HBs antibodies.

Non-specific antibody sales. Sales of non-specific antibodies for the third quarter of 2006 totaled $5.9 million compared to $6.4 million for the third quarter of 2005. Sales of non-specific antibodies decreased as a result of a shift in production to our higher margin specialty antibodies.

Cash and Cash Flow from Operating Activities

As of September 30, 2006, cash, cash equivalents and marketable securities totaled $64.9 million compared to $106.9 million at December 31, 2005. Cash used by operating activities for the three months ended September 30, 2006 was $4.3 million compared to $18.4 million in the third quarter of 2005. The company has focused on reducing its cash burn rate throughout 2006. Cash used in operating activities improved 63% when compared to second quarter of 2006 and 81% from the 2006 first quarter.

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Nabi Biopharmaceuticals Reports Third Quarter 2006 Revenue and Cash Flow Results

Call and Webcast Information

The live webcast can be accessed today at 4:30 p.m. EST at: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=100445&eventID=1399547 or via the Nabi Biopharmaceuticals website at http://www.nabi.com. If you do not have Internet access, the U.S./Canada call-in number is 866-277-1182 conference code 73651534, and the international call-in number is 617-597-5359 conference code 73651534. An audio replay will be available for U.S./Canada callers at 888-286-8010 conference code 57282531, and for international callers at 617-801-6888 conference code 57282531.

An archived version of the webcast will be available at the same Internet address through November 1, 2006. The audio replay will also be available through November 1, 2006. The press release will be available on the company’s website at http://www.nabi.com.

About Nabi Biopharmaceuticals

Nabi Biopharmaceuticals leverages its experience and knowledge in powering the immune system to develop and market products that fight serious medical conditions. The company has three products on the market today: PhosLo® (calcium acetate), Nabi-HB® [Hepatitis B Immune Globulin (Human)], and Aloprim™ (allopurinol sodium) for Injection. Nabi Biopharmaceuticals is focused on developing products that address unmet medical needs and offer commercial opportunities in our core business areas: hepatitis and transplant, kidney disease (nephrology), Gram-positive bacterial infections and nicotine addiction. For a complete list of pipeline products, please go to: http://www.nabi.com/pipeline/index.php. The company is headquartered in Boca Raton, Florida. For additional information about Nabi Biopharmaceuticals, please visit our website: http://www.nabi.com.

Forward-Looking Statements

Statements in this press release about the company that are not strictly historical are forward-looking statements and include statements related to our plans to explore strategic alternatives and prospects. You can identify these forward-looking statements because they involve our expectations, beliefs, intentions, plans, projections, or other characterizations of future events or circumstances. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements as a result of any number of factors. These factors include, but are not limited to, risks relating to the company’s ability to advance the development of products currently in the pipeline or in clinical trials; maintain the human and financial resources to commercialize current products and bring to market products in development; obtain regulatory approval for its products in the U.S., Europe or other markets; successfully develop, manufacture and market its products; successfully partner with other companies; realize future sales growth for its biopharmaceutical products; maintain sufficient intellectual property protection or positions; raise additional capital on acceptable terms; re-pay its outstanding convertible senior notes when due; and identify and complete transactions that represent strategic alternatives and opportunities. Many of these factors are more fully discussed, as are other factors, in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and Quarterly Report on Form 10-Q for the Quarter ended July 1, 2006 filed with the Securities and Exchange Commission.

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Nabi Biopharmaceuticals Reports Third Quarter 2006 Revenue and Cash Flow Results

RECONCILIATION OF REVENUE:

	For the Three Months Ended
	September 30, 2006	September 24, 2005
Revenue from Continuing Operations
Biopharmaceutical Products	$7,424	$11,821
Antibody Products:
Specialty antibodies	6,257	4,143
Non-specific antibodies	5,953	6,410

Total antibodies	12,210	10,553

Total revenue from Continuing Operations	19,634	22,374
Revenue from Discontinued Operations	6,789	8,117

Total revenue	$26,423	$30,491

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